EXHIBIT 99.01

Chegg Reports Q3 2017 Financial Results and Raises Full Year 2017 Guidance
Chegg Services hits a record 1.2 million subscribers in the quarter, growing 37% year over year.

SANTA CLARA, Calif., October 30, 2017 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended September 30, 2017.

“We had another strong quarter, with the momentum we’ve built throughout the year continuing into Q3, as we achieved 37% year over year Chegg Services subscriber growth in the quarter with record levels of engagement across our services,” said Dan Rosensweig, Chairman and CEO of Chegg, Inc. “We believe this momentum will continue into Q4 and 2018 which gives us confidence to raise our guidance for 2017 and provide an initial outlook for 2018. Three years ago, we set out long term financial targets and I am pleased to say today that we expect to meet, or exceed, all of them in 2018.”

Q3 2017 Highlights:

•	Total Net Revenues of $62.6 million, a decrease of 12% year-over-year

•	Total Net Revenues to Non-GAAP Total Net Revenues increased 13% year-over-year *

•	Chegg Services Revenues grew 33% year-over-year to $39.5 million, or 63% of total net revenues, compared to 42% in Q3 2016

•	Net Loss was $11.5 million

•	Non-GAAP Net Income was $1.5 million

•	Adjusted EBITDA was $5.7 million

•	1.2 million: number of Chegg Services subscribers, an increase of 37% year-over-year

•	74 million: total Chegg Study content views, an increase of 63% year-over-year

Our total net revenues are comprised of two revenue streams: (1) Chegg Services revenues, which includes Chegg Study, Chegg Tutors, our Writing Tools service, Enrollment Marketing, Brand Partnership, Internships, and Test Prep; and (2) Required Materials revenues, which includes commission revenues from Ingram Content Group (Ingram) and textbook publishers, and the rental and sale of eTextbooks.

* Chegg presents non-GAAP total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram was complete and the revenues from print textbook business were entirely commission-based. Chegg completed its transition to Ingram in November 2016 and to provide a more meaningful comparison of Chegg's total net revenues for the third quarter of 2017, Chegg has presented the year-over-year percentage against non-GAAP total net revenues for the same period in 2016.

For more information about non-GAAP total net revenues, non-GAAP net income (loss), and adjusted EBITDA, and a reconciliation of non-GAAP total net revenues to total net revenues, non-GAAP net income (loss) to net loss, and adjusted EBITDA to net loss, see the sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Fourth Quarter 2017

•	Total Net Revenues in the range of $70 million to $71 million

•	Chegg Services Revenues in the range of $58 million to $59 million

•	Gross Margin between 69% and 71%

•	Adjusted EBITDA in the range of $19 million to $20 million

Full Year 2017

•	Total Net Revenues in the range of $251 million to $252 million

•	Chegg Services Revenues in the range of $183 million to $184 million

•	Gross Margin greater than 65%

•	Adjusted EBITDA in the range of $44 million to $45 million

•	Capital Expenditures of $27 million

•	Free Cash Flow of $18 million

Full Year 2018

•	Total Net Revenues of $295 million

•	Chegg Services Revenues of $240 million

•	Gross Margin greater than 70%

•	Adjusted EBITDA of $74 million

Full Year 2018 Adjusted EBITDA Seasonality

The quarterly contribution of full year 2018 adjusted EBITDA is approximately 19% in Q1 2018, 24% in Q2 2018, 14% in Q3 2018 and 43% in Q4 2018.

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income (loss) to EBITDA and adjusted EBITDA for the fourth quarter 2017, full year 2017, and full year 2018, and a reconciliation of forward-looking net cash provided by operating activities to free cash flow for the full year 2017, see the below sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA” and "Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow." Our adjusted EBITDA outlook does not include any amortization for intangible assets of Cogeon GmbH as the amount of any such amortization cannot be appropriately estimated at this time. We have not reconciled our 2018 quarterly adjusted EBITDA seasonality guidance to net loss because we do not provide guidance on quarterly 2018 total net revenues, net loss or the reconciling items between adjusted EBITDA and net loss as a result of the uncertainty, timing, and the potential variability of these items. The actual amount of total net revenues, net loss, and such reconciling items will have a significant impact on our 2018 quarterly adjusted EBITDA. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey, and welcome everyone. Four years ago, Chegg went public viewed as a textbook rental company, as nearly all our revenue came from print textbooks. But even then, we had a much bigger vision, to serve the modern generation of students by building an all-digital education platform.  We saw a huge one-trillion dollar education industry, representing 7% of the GDP, that 15% of the U.S. population was participating in on an annual basis. At the same time, it was an industry that was experiencing significant pressure, was cutting investment and was increasingly misaligned with its customer.

We understood that even though today’s students were more diverse than ever, they all had been raised on technology and the internet. We saw more students on their own, with little or no learning support, who were taking on huge amounts of debt, taking longer to graduate - if they graduated at all - and failing to find jobs that were worthy of a degree. To address this, we have been building a platform of interconnected learning services that focuses on helping students pick their classes, get better grades, master their subjects, pass their classes, and then start their career - delivering all of our services in the manner students expect: online, on-demand, adaptive, personalized, affordable - and of course all backed by human help.

In just 4 years, the results have been dramatic, with Chegg now serving nearly 10 million visitors in a month, according to ComScore, and we expect to have around 4 million paying customers in 2017. Further, we expect to have more Chegg Services subscribers than textbook customers for the first time in our history. Our Chegg Services revenue has grown from just $25 million dollars in 2012 to what we expect will be over $180 million dollars in 2017 and, given our new adjusted EBITDA guidance today, we will go from a company who was losing $16 million in adjusted EBITDA right before our IPO, to a company that is now forecasting nearly $45 million in adjusted EBITDA for 2017. This turnaround has helped us go from a company using over $100 million in cash each year to support a slow growth textbook business, to a high growth, high margin learning company that now produces free cash flow. It’s been a successful transition, and we feel like we are just getting started.

Our growth is built on top of the powerful Chegg platform, leveraging our brand, proprietary data and our significant reach. Our key services, Chegg Study, Tutors, and Writing, are all high quality, low-cost learning services that address students’ biggest pain points, and Chegg is becoming the brand students turns to for help as the industry undergoes massive, and rapid disruption.

Our momentum is evident in the numbers of users across our platform, in our engagement metrics and, once again, in our financial results. Andy will walk you through those results in detail, but it’s clear Chegg’s all-digital model is leading to even faster growth than we had anticipated, with Chegg Services subscribers growing in Q3 37% year-on-year on top of a much higher base.

What’s becoming clear to us, is the more we invest in solving student’s biggest pain points, with more content, capabilities, and formats, the bigger the opportunity gets for Chegg. As an example, the investments in Chegg Study have led to record results in subscribers, engagement, and renewals. Chegg Study now has 11 million questions and expert answers archived, more than 6 million textbook solutions and, as students are turning to us for help in more subjects, we expect to add over 5 million new questions to our archive this year. We believe this has led to an impressive 63% year-over-year growth in engagement, resulting in 74 million content views this quarter, a Q3 record. The depth and breadth of our learning material has created a giant competitive moat, and we believe Chegg Study is now considered indispensable for an increasing number of college students.

As powerful as Chegg Study is already, we believe the service will become even more relevant to an increasing TAM, as we continue to expand its content and capabilities. To that end, we recently announced the acquisition of Cogeon, developer of the app Math 42, an adaptive A.I.-driven math application, which has been downloaded over 2 million times.

Math is a universal need and, unfortunately, a universal problem as 64% of U.S. students are not prepared for college-level math and over 40% of U.S. students take at least one remedial math course. Adding this technology into our suite of products has applications not only for primary math subjects, but also across every discipline in STEM. We couldn’t be more excited about adding math to Chegg’s suite of services, and we believe it will deepen our relationship with existing subscribers and extend our reach in to new audiences, like high school.
We are already seeing how technology can address an individual student’s learning needs at scale through Chegg Writing. Beyond support for bibliographies and citations, of which we saw 63 million new citations this quarter, students are now using our platform to learn how to cite and how to write, spending nearly 8 minutes per session on the platform. And, with our most recent beta launch, students can use our services to learn the most critical and foundational components of writing, including grammar, sentence structure, and spelling.

Even as students look to A.I.-driven tools to help augment their learning, we know that one-on-one human help will continue to be critical in the learning process, which is why we continue to invest in Chegg Tutors. In the third quarter, we saw the time students spent on the site increase, with an average student now spending 188 minutes in tutoring sessions throughout the semester, in key subjects like Computer Science, Calculus, Statistics, Finance and Accounting. Our extensive network of human experts, allows students to learn on their own time with educators in whatever subject they need help with.

The power of our interconnected platform is evident, as more than half of our Chegg Tutors customers come from other Chegg Services and, as we integrate Tutors into our Chegg Writing product in 2018, we expect to see that attach rate continue to increase.

Now, with the strength of our brand and popularity of our Chegg Services, we are seeing momentum in our Required Materials as Chegg Services subscribers are also coming to us for rental. This is one of the reasons we saw a strong quarter for Required Materials, including a record Q3 for eTextbooks, representing over 10% of total textbook units. We have also deepened our relationship with Ingram, the publishers, and students, as we have standardized on the eTextbook experience utilizing the eReader from VitalSource, or VST, which is the ed-tech arm of Ingram. Standardizing with VST makes using Chegg eTextbooks easier for students and for publishers.

Our textbook business also continues to provide our marketing partners with a great, in-person connection point with students, as we had nearly 7.5 million samples and inserts included in boxes this quarter, surprising and delighting students as they opened our iconic orange boxes.

Chegg’s direct to student model is becoming not only big, but also what we believe is the most efficient way to teach, and reach, students at scale, with high-quality, low-cost learning products. Our philosophy of online, on-demand, personalized and adaptive services, backed by human help, has attracted millions of students and our transformation to an all-digital business model has created increased value for our students and our shareholders. As we continue to grow, and drive needed change in the education industry, we believe we will be one of the most valuable resources for students, parents, and educators and employers in one of the most important stages of a student’s life. We could not be more excited about our future and grateful for the incredible contribution of our team to help students achieve better outcomes. And, with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Chegg had a great third quarter with all key metrics and financials ahead of our expectations. These strong results and the continued momentum give us confidence to raise our guidance again for 2017, in addition we are providing our initial outlook for 2018 that meets or exceeds our previously discussed long-term financial targets. We are extremely proud of what the Chegg team has accomplished over the past four years since our IPO, as students are increasingly relying on Chegg’s integrated platform of connected educational services to improve their outcomes.
For the third quarter, total revenue was $62.6 million, with both Required Materials and Chegg Services revenues exceeding our expectations. All indications suggest we gained share in Required Materials during the fall rush and we continued to see growth rates for our subscription services in line with prior years.

This resulted in gross margins coming in higher than we expected reaching 64.3%, because much of the incremental revenue from Chegg Services goes straight to the gross margin line due to its relatively fixed cost structure of the business.
This led to an adjusted EBITDA of $5.7 million, well above our expectations, demonstrating the leverage of our all-digital model.

During the quarter, we significantly strengthened our balance sheet, adding approximately $148 million in cash from our follow-on offering, bringing our cash and investments balance to $220 million. This, along with the power of our operating model, which generates cash, puts us in a position of strength as we continue to invest in and grow the business.

Based on the results of the fall semester rush and continued momentum into Q4, we are increasing our guidance for the remainder of the year. We now expect:

•	Total revenue for Q4 to be between $70 and $71 million, with

•	Chegg Services revenue between $58 and $59 million

•	Gross margin between 69% and 71%

•	And adjusted EBITDA between $19 and $20 million

For the full year 2017, we now expect:

•	Total revenue to be between $251 and $252 million, with Chegg Services revenue between $183 and $184 million

•	Gross margin to be greater than 65%

•	Adjusted EBITDA to be between $44 and $45 million, which would be more than double what we achieved in 2016.

•
CapEx to be $27 million, which is slightly above the high-end of our previous expectations. As Dan mentioned earlier, the more we invest in content, the bigger the market opportunity becomes, which now includes Math, as well as the expansion of our Q&A network to more subject matters which have been requested by students.

•	And we expect free cash flow to be approximately $18 million.

2017 has been a watershed year for Chegg. This is our first full year of 100% digital revenue. Our business is much more predictable than just a few years ago and we continue to demonstrate the leverage in the operating model. As such, we are confident in achieving or exceeding our 2018 financial objectives, that we laid out three years ago.

Our initial expectations for 2018 are for total revenue of approximately $295 million, with Chegg Services revenue growing over 30% to approximately $240 million.  We now expect gross margin to be greater than 70% and adjusted EBITDA margin to be approximately 25%, or $74 million. While we expect revenue seasonality to be similar to 2017, our quarterly adjusted EBITDA cadence in 2018 will be different due to the growth of Chegg Services and the elimination of liquidation gains from our legacy textbooks.  We have provided these details in the press release and the investor deck on the IR website.

As most of you are aware, publicly traded companies have to adopt a new revenue recognition standard called ASC 606, which for Chegg begins on January first 2018. We have provided a summary of this standard and its implications to Chegg in the investor deck. While we expect it will have little to no impact on Chegg Services, we do expect it will reduce both revenues and expenses for Required Materials, but will have no impact on profitability and is contemplated in our 2018 guidance.

In closing, we continue to see strong execution from our team, delivering above the high-end of our expectations, all while continuing to invest in both the content that powers our existing services and building out new services like Careers and Math, which we expect to contribute to our growth in 2019 and beyond.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on October 30, 2017, until 8:59 p.m. Pacific Daylight Time on November 6, 2017, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13671864. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP total net revenues, non-GAAP operating expenses and margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP weighted average shares, non-GAAP net income (loss) per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges (credits), and other income (expense), net; (2) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business; (3) non-GAAP income (loss) from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (4) non-GAAP income (loss) from operations margin as non-GAAP income (loss) from operations divided by total net revenues; (5) non-GAAP net income (loss) as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (6) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants; (7) non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) divided by non-GAAP we ighted average shares outstanding; and (8) free cash flow as net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA” and "Reconciliation of Forward-Looking Net Cash Provided by Operating Activities to Free Cash Flow" tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

During 2015 and 2016, Chegg was in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its print textbook business to Ingram. During the transition, Chegg reported print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Upon completion of the transition, all revenues from print textbook business transactions now represent an approximate 20% commission earned. Our transition to a fully commission-based model with Ingram completed in November 2016. The non-GAAP revenue adjustments present historical total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the changes to its business model by facilitating period over period revenues comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges (credits).

Restructuring charges (credits) primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges (credits) are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges (credits) from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy acquisition; and (2) the remaining pay-out related to the Bookstep acquisition. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Free cash flow.

In addition to the non-GAAP financial measures discussed above, Chegg also uses free cash flow. Free cash flow represents net cash provided by operating activities excluding proceeds from liquidations of textbooks net of purchases of textbooks and purchases of property and equipment. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of textbooks, property, buildings, and equipment, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's ability to meet or exceed its long term financial targets in 2018; Chegg’s momentum, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the effect of Chegg’s acquisition of Imagine Easy Solutions and Cogeon; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; Chegg’s and Ingram’s ability to manage Ingram's textbook library; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2017, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	September 30, 2017	December 31, 2016
Assets	(unaudited)	*
Current assets
Cash and cash equivalents	$122,227	$77,329
Short-term investments	80,914	—
Accounts receivable, net of allowance for doubtful accounts of $267 and $436 at September 30, 2017 and December 31, 2016, respectively	9,843	10,451
Prepaid expenses	3,865	2,579
Other current assets	23,955	21,014
Total current assets	240,804	111,373
Long-term investments	17,013	—
Textbook library, net	—	2,575
Property and equipment, net	45,078	35,305
Goodwill	116,239	116,239
Intangible assets, net	16,599	20,748
Other assets	4,419	4,412
Total assets	$440,152	$290,652
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,109	$5,175
Deferred revenue	21,906	14,836
Accrued liabilities	41,940	44,319
Total current liabilities	65,955	64,330
Long-term liabilities
Total other long-term liabilities	5,243	4,383
Total liabilities	71,198	68,713
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 108,163,229 and 91,708,839 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	108	92
Additional paid-in capital	764,097	593,351
Accumulated other comprehensive income (loss)	19	(176)
Accumulated deficit	(395,270)	(371,328)
Total stockholders' equity	368,954	221,939
Total liabilities and stockholders' equity	$440,152	$290,652
* Derived from audited consolidated financial statements as of and for the year ended December 31, 2016.

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenues:
Rental	$—	$5,511	$—	$32,081
Services	62,640	50,265	181,559	127,812
Sales	—	15,567	—	31,140
Total net revenues	62,640	71,343	181,559	191,033
Cost of revenues(1):
Rental	—	7,646	—	26,505
Services	22,356	13,203	60,794	39,684
Sales	—	17,850	—	32,840
Total cost of revenues	22,356	38,699	60,794	99,029
Gross profit	40,284	32,644	120,765	92,004
Operating expenses(1):
Technology and development	19,876	16,241	59,077	49,232
Sales and marketing	14,184	15,256	40,246	41,449
General and administrative	17,320	13,905	47,163	41,140
Restructuring charges (credits)	64	(100)	1,023	(298)
Loss (gain) on liquidation of textbooks	—	2,673	(4,766)	(523)
Total operating expenses	51,444	47,975	142,743	131,000
Loss from operations	(11,160)	(15,331)	(21,978)	(38,996)
Interest expense and other income (expense), net:
Interest expense, net	(19)	(30)	(56)	(151)
Other income (expense), net	261	(148)	53	(146)
Total interest expense and other income (expense), net	242	(178)	(3)	(297)
Loss before provision for income taxes	(10,918)	(15,509)	(21,981)	(39,293)
Provision for income taxes	598	554	1,961	1,463
Net loss	$(11,516)	$(16,063)	$(23,942)	$(40,756)
Net loss per share, basic and diluted	$(0.11)	$(0.17)	$(0.25)	$(0.45)
Weighted average shares used to compute net loss per share, basic and diluted	103,041	91,059	97,008	90,201

(1) Includes share-based compensation expense as follows:
Cost of revenues	$73	$46	$228	$115
Technology and development	3,706	3,449	10,334	11,207
Sales and marketing	1,261	1,605	3,588	5,456
General and administrative	5,051	5,110	13,318	15,923
Total share-based compensation expense	$10,091	$10,210	$27,468	$32,701

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(23,942)	$(40,756)
Adjustments to reconcile net loss to net cash provided by operating activities:
Textbook library depreciation expense	—	8,903
Other depreciation and amortization expense	14,301	10,001
Share-based compensation expense	27,468	32,701
Gain on liquidation of textbooks	(4,766)	(523)
Loss from write-offs of textbooks	314	896
Loss from write-off of property and equipment	1,368	—
Interest accretion on deferred consideration	(626)	—
Other non-cash items	62	106
Change in assets and liabilities, net of acquisition of business:
Accounts receivable	786	312
Prepaid expenses and other current assets	(4,293)	(4,712)
Other assets	(7)	284
Accounts payable	(2,291)	2,713
Deferred revenue	7,070	14,896
Accrued liabilities	12,880	5,997
Other liabilities	1,123	(92)
Net cash provided by operating activities	29,447	30,726
Cash flows from investing activities
Purchases of textbooks	—	(795)
Proceeds from liquidations of textbooks	6,943	23,873
Purchases of marketable securities	(112,417)	(7,633)
Proceeds from sale of marketable securities	14,499	22,830
Maturities of marketable securities	—	6,844
Purchases of property and equipment	(19,930)	(17,834)
Acquisition of business, net of cash acquired	—	(25,864)
Purchase of strategic equity investment	—	(1,020)
Net cash (used in) provided by investing activities	(110,905)	401
Cash flows from financing activities
Common stock issued under stock plans, net	13,565	1,114
Payment of taxes related to the net share settlement of RSUs	(17,902)	(9,057)
Payment of deferred cash consideration related to acquisitions	(16,939)	—
Proceeds from follow-on offering, net of offering costs	147,632	—
Net cash provided by (used in) financing activities	126,356	(7,943)
Net increase in cash and cash equivalents	44,898	23,184
Cash and cash equivalents, beginning of period	77,329	67,029
Cash and cash equivalents, end of period	$122,227	$90,213

Supplemental cash flow data:
Cash paid during the period for:
Interest	$66	$47
Income taxes	$1,241	$831
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$3,712	$1,517

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(11,516)	$(16,063)	$(23,942)	$(40,756)
Interest expense, net	19	30	56	151
Provision for income taxes	598	554	1,961	1,463
Textbook library depreciation expense	—	1,683	—	8,903
Other depreciation and amortization expense	5,208	3,933	14,301	10,001
EBITDA	(5,691)	(9,863)	(7,624)	(20,238)
Textbook library depreciation expense	—	(1,683)	—	(8,903)
Share-based compensation expense	10,091	10,210	27,468	32,701
Other (income) expense, net	(261)	148	(53)	146
Restructuring charges (credits)	64	(100)	1,023	(298)
Acquisition-related compensation costs	1,500	1,500	4,500	3,488
Adjusted EBITDA	$5,703	$212	$25,314	$6,896

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total net revenues	$62,640	$71,343	$181,559	$191,033
Adjustment as if transition to Ingram is complete	—	(15,822)	—	(48,010)
Non-GAAP total net revenues	$62,640	$55,521	$181,559	$143,023

Operating expenses	$51,444	$47,975	$142,743	$131,000
Share-based compensation expense	(10,018)	(10,164)	(27,240)	(32,586)
Amortization of intangible assets	(1,371)	(1,402)	(4,149)	(3,216)
Restructuring (charges) credits	(64)	100	(1,023)	298
Acquisition-related compensation costs	(1,500)	(1,500)	(4,500)	(3,488)
Non-GAAP operating expenses	$38,491	$35,009	$105,831	$92,008

Operating expenses as a percent of total net revenues	82.1%	67.2%	78.6%	68.6%
Non-GAAP operating expenses as a percent of total net revenues	61.4%	49.1%	58.3%	48.2%

Loss from operations	$(11,160)	$(15,331)	$(21,978)	$(38,996)
Share-based compensation expense	10,091	10,210	27,468	32,701
Amortization of intangible assets	1,371	1,402	4,149	3,216
Restructuring charges (credits)	64	(100)	1,023	(298)
Acquisition-related compensation costs	1,500	1,500	4,500	3,488
Non-GAAP income (loss) from operations	$1,866	$(2,319)	$15,162	$111

Net loss	$(11,516)	$(16,063)	$(23,942)	$(40,756)
Share-based compensation expense	10,091	10,210	27,468	32,701
Amortization of intangible assets	1,371	1,402	4,149	3,216
Restructuring charges (credits)	64	(100)	1,023	(298)
Acquisition-related compensation costs	1,500	1,500	4,500	3,488
Non-GAAP net income (loss)	$1,510	$(3,051)	$13,198	$(1,649)

Weighted average shares used to compute net loss per share	103,041	91,059	97,008	90,201
Effect of dilutive options, restricted stock units and warrants	12,241	—	10,237	—
Non-GAAP weighted average shares used to compute non-GAAP net income (loss) per share	115,282	91,059	107,245	90,201

Net loss per share	$(0.11)	$(0.17)	$(0.25)	$(0.45)
Adjustments	0.12	0.14	0.37	0.43
Non-GAAP net income (loss) per share	$0.01	$(0.03)	$0.12	$(0.02)

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2017	Year Ended December 31, 2017	Year Ended December 31, 2018
	*	*
Net income (loss)	$1,700	$(22,600)	$(3,200)
Interest expense, net	—	100	100
Provision for income taxes	600	2,600	3,700
Other depreciation and amortization expense	4,800	19,100	22,200
EBITDA	7,100	(800)	22,800
Share-based compensation expense	10,500	38,000	43,000
Other income, net	(200)	(300)	(800)
Restructuring charges	—	1,000	—
Acquisition-related compensation costs	2,100	6,600	9,000
Adjusted EBITDA	$19,500	$44,500	$74,000

* Adjusted EBITDA guidance for the three months ended December 31, 2017 and the year ended December 31, 2017 represents the midpoint of the ranges of $19 million to $20 million and $44 million to $45 million, respectively. Our adjusted EBITDA outlook does not include any amortization for intangible assets of Cogeon GmbH as the amount of any such amortization cannot be appropriately estimated at this time.

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

Year Ended December 31, 2017
Net cash provided by operating activities	$38,057
Purchases of textbooks	—
Proceeds from liquidations of textbooks	6,943
Purchases of property and equipment	(27,000)
Free cash flow	$18,000